Exhibit 99.1

Apple Reports Third Quarter Results

CUPERTINO, California—July 16, 2003—Apple® today announced financial results for its fiscal 2003 third quarter ended June 28, 2003. For the quarter, the Company posted a net profit of $19 million, or $.05 per diluted share. These results compare to a net profit of $32 million, or $.09 per diluted share, in the year-ago quarter. Revenues for the quarter were $1.545 billion, up 8 percent from the year-ago quarter and up 5 percent sequentially, and gross margins were 27.7 percent, up from 27.4 percent in the year-ago quarter. International sales accounted for 39 percent of the quarter’s revenues.

Apple shipped 771 thousand Macintosh® units during the quarter.

“This was a great new product quarter for Apple, starting with the iTunes Music Store and the new third-generation iPods, and ending with the announcement of the Power Mac G5 and the developer preview of Panther, the fourth major release of Mac OS X,” said Steve Jobs, Apple’s CEO.  “Customer response to our new products has been very strong, and this quarter we are focused on delivering Power Mac G5s beginning in August and finishing Panther for release later this year.”

“We are very proud to have exceeded our revenue target for the third quarter despite the difficult economic backdrop,” said Fred Anderson, Apple’s CFO. “We continue to be pleased with our working capital management and our ability to increase cash which totals over $4.5 billion.  Looking ahead to the fourth quarter of 2003, we expect an increase in revenues and a slight increase in earnings relative to the June quarter.”

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Apple is committed to bringing the best personal computing experience to students, educators, creative professionals and consumers around the world through its innovative hardware, software and Internet offerings.

Apple will provide live streaming of its Q3 2003 financial results conference call utilizing QuickTime™, Apple’s standards-based technology for live and on-demand audio and video streaming. The live webcast will begin at 2:30 p.m. PT on Wednesday, July 16, 2003 at http://www.apple.com/quicktime/qtv/earningsq303/ and will also be available for replay. The QuickTime player is available free for Macintosh and Windows users at www.apple.com/quicktime.

This press release contains forward-looking statements about future revenues, profit, and products.  These statements involve risks and uncertainties and actual results may differ. Potential risks and uncertainties include continued competitive pressures in the marketplace; the effect competitive and economic factors and the Company’s reaction to them may have on consumer and business buying decisions with respect to the Company’s products; the ability of the Company to make timely delivery of new programs, products and successful technological innovations to the marketplace; the continued availability of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; possible disruption in commercial activity as a result of Severe Acute Respiratory Syndrome (SARS); risks associated with the Company’s retail initiative including significant investment cost, uncertain consumer acceptance and potential impact on existing reseller relationships; the effect that the Company’s dependency on manufacturing and logistics services provided by third-parties may have on the quality or quantity of products manufactured; and the ability of the Company to successfully evolve its operating system and attract sufficient Macintosh developers. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year 2002 and the Company’s Form 10-Q for the quarter ended June 28, 2003 to be filed with the SEC.

Press Contact:

Lynn Fox

(408) 974-6209

lfox@apple.com

Investor Relations Contacts:

Nancy Paxton

(408) 974-5420

paxton1@apple.com

Joan Hoover

(408) 974-4570

hoover1@apple.com

NOTE TO EDITORS: For additional information visit Apple’s PR web site (www.apple.com/pr/) or call Apple’s Media Helpline at (408) 974-2042.

CONDENSED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net sales	$1,545	$1,429	$4,492	$4,299
Cost of sales	1,117	1,038	3,240	3,077
Gross margin	428	391	1,252	1,222

Operating expenses:
Research and development	120	106	360	330
Selling, general, and administrative	299	272	898	831
Restructuring costs	—	—	26	24
Total operating expenses	419	378	1,284	1,185
Operating income (loss)	9	13	(32)	37
Gains on non-current investments, net	2	—	2	23
Interest and other income, net	15	26	67	87
Total interest and other income, net	17	26	69	110
Income before provision for income taxes	26	39	37	147
Provision for income taxes	7	7	10	37
Income before accounting change	19	32	27	110
Cumulative effect of accounting change, net of income taxes of $1	—	—	(2)	—
Net income	$19	$32	$25	$110

Earnings per common share before accounting change:
Basic	$0.05	$0.09	$0.07	$0.31
Diluted	$0.05	$0.09	$0.07	$0.30
Earnings per common share after accounting change:
Basic	$0.05	$0.09	$0.07	$0.31
Diluted	$0.05	$0.09	$0.07	$0.30
Shares used in computing earnings per share (in thousands):
Basic	360,793	356,370	360,113	353,800
Diluted	363,777	366,882	362,421	363,438

CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts)

	June 28, 2003	September 28, 2002

ASSETS:
Current assets:
Cash and cash equivalents	$3,507	$2,252
Short-term investments	1,038	2,085
Accounts receivable, less allowances of $49 and $51, respectively	568	565
Inventories	38	45
Deferred tax assets	176	166
Other current assets	219	275
Total current assets	5,546	5,388
Property, plant and equipment, net	639	621
Goodwill	85	85
Acquired intangible assets	27	34
Other assets	144	170
Total assets	$6,441	$6,298

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$880	$911
Accrued expenses	838	747
Current debt	307	—
Total current liabilities	2,025	1,658
Long-term debt	—	316
Deferred tax liabilities and other non-current liabilities	218	229
Total liabilities	2,243	2,203
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 900,000,000 shares authorized; 366,992,631 and 358,958,989 shares issued and outstanding, respectively	1,935	1,826
Deferred stock compensation	(68)	(7)
Retained earnings	2,350	2,325
Accumulated other comprehensive income (loss)	(19)	(49)
Total shareholders’ equity	4,198	4,095
Total liabilities and shareholders’ equity	$6,441	$6,298